UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2005

MAGMA DESIGN AUTOMATION, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or other jurisdiction of incorporation)

000-33213	77-0454924
(Commission File Number)	(I.R.S. Employer Identification Number)

5460 Bayfront Plaza, Santa Clara, California	95054
(Address of principal executive offices)	(Zip Code)

(408) 565-7500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On June 30, 2005, Magma Design Automation, Inc. (“Magma”) entered into a warrant agreement with International Business Machines Corporation (“IBM”) pursuant to which IBM is entitled to purchase up to 500,000 shares of Magma common stock at an exercise price of $4.73 per share. The warrant is exercisable immediately and expires on the earlier of June 30, 2010 or immediately prior to a change of control of Magma. The warrant may be exercised by payment of the exercise price in cash or pursuant to a cashless net exercise provision. Magma granted no registration rights to IBM in connection with the warrant agreement, except for certain registration rights available under limited circumstances after the first anniversary of the warrant agreement.

The warrant was issued in connection with and in partial consideration for a technology license agreement dated as of June 30, 2005 between IBM and Magma whereby IBM grants Magma a license to copyrighted material pertinent to technology relating to electronic design automation (“EDA”), as well as other intellectual property generated by IBM. Also in connection with the technology license agreement, IBM and Magma entered into an amendment extending to 2010 the term of Magma’s patent license agreement with IBM dated March 24, 2004. These two IBM licenses cover IBM’s patents and significant technology with respect to the development of EDA tools and products that perform physical implementation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGMA DESIGN AUTOMATION, INC.

Dated:	June 30, 2005	By:	/s/ GREGORY WALKER
Gregory Walker Senior Vice President-Finance and CFO